Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, of the reference to our firm under the caption “Experts” and of our report dated March 18, 2011 relating to the financial statements of Endocyte, Inc., included and incorporated in the Registration Statement, as amended (Form S-1 No. 333-175573) and related Prospectus of Endocyte, Inc. for the registration of shares of its common stock.

/s/    Ernst & Young LLP

Indianapolis, IN

July 26, 2011